Exhibit 1.1

TURKCELL İLETİŞİM HİZMETLERİ ANONİM ŞİRKETİ

ARTICLES OF ASSOCIATION

ARTICLE 1: INCORPORATION

A Joint Stock Company was incorporated between the founders whose names and residences are written below, in compliance with the Law no.6224 for the Encouragement of Foreign Capital, the foreign capital frame decision of the General Directorate of Foreign Investment of the Undersecretariat of Treasury of the Prime Ministry of the Republic of Türkiye number 92/2789 dated March 4,1992 and the Incentive and Investment Allowance Certificate of Foreign Capital General Directorate of the Undersecretariat of Treasury of the Prime Ministry of the Republic of Türkiye dated August 23, 1993 numbered 1746 and in abidance with the relevant provisions of the Turkish Commercial Code.

Founders:

1)Posti – ja telelaitos, nationality: Fin, resident in Mannerhemintle 11 A SF – 00100, Helsinki/FINLAND

2)Ericsson Telekomünikasyon Anonim Şirketi, Nationality: Turkish, resident in Büyükdere Caddesi No: 49/4-5 Mecidiyekoy, Istanbul

3)Çukurova Holding Anonim Şirketi, Nationality: Turkish, resident in Büyükdere Caddesi Yapı Kredi Plaza Binaları (C) Blok Kat: 12 Levent, İstanbul

4)Kavala Yatırım Anonim Sirketi, Nationality: Turkish, resident in Karaköy Rıhtım Caddesi, Nesli Han Kat: 4 Karaköy, İstanbul

5)Hüseyin Murat Vargı, Nationality: Turkish, resident in Koru Parkı Sokak, Ceylan Apt. No: 14/2 Suadiye, İstanbul

ARTICLE 2: TRADENAME
The trade name of the Company is “TURKCELL İLETİŞİM HİZMETLERİ ANONİM ŞİRKETİ”.
ARTICLE 3: PURPOSE AND SCOPE

The Company is incorporated to primarily provide the services within the context of concession agreements signed with the Information Technologies and Communication Authority with regard to “Granting License of Establishing and Operating GSM Pan Europe Mobile Telephone System”, “Establishing, Operating and Providing IMT-2000/UMTS Infrastructures and Services” and “Authorisation Certificate for Limited Usage Rights with regard to IMT Services” and other services under the relevant legislation and administrative acts.

In order to achieve the above-mentioned purpose, the Company may:

1)

enter into service, proxy, agency, commission agreements, undertakings and any other agreements necessitated by the purpose and scope of business of the Company and obtain short, middle and long term credits and loans or issue, accept and endorse any bonds, extend credits to the companies in Türkiye and abroad, in which it has direct or indirect shareholding interest, to its parent company and group companies, in Turkish Lira or other foreign currencies, on the condition that such extensions do not contradict with laws and regulations;

2)

cooperate, establish new partnerships or companies or undertake enterprises with existing or future local or foreign individuals or legal entities; completely or partially take over local or foreign companies or enterprises, participate in share capitals of such companies or enterprises, establish representative offices in Türkiye and abroad, participate in foundations constituted for various purposes, allocate assets to foundations which are or will be established by the Company or to those already established by others, set aside part of the profit for or pay dividends and make all kind of donations and aids to such kind of real or legal persons on the condition of not violating its purpose and scope of business. Transactions within the scope of this provision shall not be performed contrary to the transfer pricing regulations under the capital markets legislation and to other related legislation, the upper limit of the donation shall be determined by the general assembly, necessary public disclosures shall be made and, if required by the applicable legislation, donations made within a year shall be submitted to the shareholder’s information at the general assembly;

3)

issue, acquire, sell, dispose of, create security over or to perform any other legal actions on all kind of securities, commercial papers, profit sharing instruments, bonds, bills and convertible bonds provided that such actions are not qualified as investment services and activities. The authority for issuing all kinds of debt instrument and capital market instrument in the nature of debt instrument is granted to Board of Directors pursuant to the provisions of Capital Markets Law;

4)

enter into license, concession, trademark, know-how, technical information and assistance and any other intellectual property right agreements and acquire, lease and register these rights;

5)

as necessitated by the purpose and scope of business of the Company; acquire, lease, rent and sell of all types of movable and immovable property; construct plants and any kind of buildings; enter into financial leasing agreements; acquire, register and annotate in titled deeds and relevant registries any personal or in-rem rights regarding movable and immovable property, including but not limited to, promise to sell, pledge, mortgage, commercial enterprise pledge and chattel mortgage; accept mortgage from third parties; release pledges and mortgages established in favor of the Company; create security over movable and immovable properties owned by the Company, in whatsoever name or form, including mortgage, pledge, commercial enterprises pledge and chattel mortgage, in its own name or in favor of the companies which are included within the fully consolidated companies in preparation of its financial statements or in favor of the third parties on the condition of being within the purpose of conducting the ordinary business operations of the Company; provided that the principles regulated in accordance with the capital markets legislation shall be complied with regarding the Company’s transactions of providing guarantees, sureties, security interests or pledges including mortgages, in its own name or in favor of third parties and disclosures required under the capital markets legislation shall be made in order to inform investors in case special circumstances arise in transactions to be performed in favor of third parties;

6)

undertake other enterprises and enter into necessary business, transactions and agreements as necessitated by the purpose and scope of business of the Company;

7)

register SIM card trademarks and symbols; sell, lease, re-purchase, re-sell the same through other vendors; agree with dealers abroad or in the country for the sale of such cards; export the same; import other SIM cards and perform all related dispositions.

The Company, via the General Assembly’s decision, may perform activities other than those listed herein, by fulfilling requirements envisaged under the legislation and on the condition of not contradicting with the relevant legislation, which are related to or deemed beneficial for its scope of business.

ARTICLE 4: HEADQUARTER AND BRANCHES

The Company shall be headquartered in Istanbul, at the address of Aydınevler Mahallesi, Inonu Caddesi, No:20, Kucukyalı Ofispark, 34854, Maltepe/Istanbul.

The new address, whenever changed, shall be registered with the Trade Registry and published in the Trade Registry Gazette and notified to the Capital Market Board and the Ministry of Trade.

Any notification sent to the address registered and published shall be deemed as received by the Company. If the Company changes its address and does not register the new one in due time, the situation will be deemed as one of the termination causes of the Company.

The Company may open branches and representative offices in or outside Türkiye provided that the Ministry of Trade, Foreign Investment Directorate and the Capital Market Board are informed thereof.

ARTICLE 5: DURATION
The Company is incorporated for an unlimited duration.
ARTICLE 6: SHARE CAPITAL OF THE COMPANY

The Company adopted the registered capital system as per Capital Markets Law and implemented the registered capital system by the Capital Markets Board’s permit dated 13.04.2000 and numbered 40/572.

The ceiling for registered capital of the Company is TRY 2,200,000,000 (two billion two hundred million Turkish Liras).

The Company’s issued share capital is TRY 2,200,000,000 (two billion two hundred million Turkish Liras) and fully paid and is divided into 2,200,000,000 (two billion two hundred) registered shares each having a nominal value of TRY 1.00 (one Turkish Lira), and the said issued share capital is fully paid free of collusion.

The authorisation for the ceiling of registered capital granted by the Capital Markets Board, shall be valid for the years 2020 through 2024 (5 years). After the year 2024, it is mandatory for the Board of Directors to be able to resolve on share capital increase, to obtain the authorisation of the General Assembly by also obtaining the Capital Markets Board’s permit for a new ceiling amount to be valid for a term of up to 5 (five) years. In case the abovementioned authorisation is not obtained, capital increase cannot be made with a Board of Directors resolution.

The Board of Directors is authorised, at times it deems required, in accordance with the provisions of Capital Markets Law, to increase the issued share capital by issuing new shares up to the authorised ceiling of registered capital and to take a decision on the issuance of premium shares also up to the authorised ceiling of registered capital. The Board of Directors is not authorised to limit the pre-emption rights of the shareholders.

ARTICLE 7: SHARES AND SHARE TRANSFER

7.1. Shares: Total 2,200,000,000 (two billion two hundred million) shares representing the issued share capital of the company are divided into two groups; Group (A) shares and Group (B) shares.

a)

330,000,000 (three hundred and thirty million) shares having a total nominal value of TRY 330,000,000 (three hundred and thirty million Turkish Lira) and corresponding to 15% (fifteen percent) of the issued share capital of the Company, which are currently owned by Turkcell Holding A.S., are Group (A) shares.

b)

The remaining 1,870,000,000 (one billion and eight hundred seventy million) shares having a total nominal value of TRY 1,870,000,000 (one billion and eight hundred seventy million Turkish Lira) corresponding to 85% (eighty- five percent) of the issued share capital of the Company are Group (B) shares.

7.2. Privileges to be granted to Share Groups:

Without prejudice to Article 7.3.(b) of the Articles of Association, Group A Shares will have the privileges set out below effective and exercisable only upon the conditions under Article 7.3(a) of Articles of Association having been fulfilled.

a.

Nomination Privilege for the Election of the Board of Directors Members

(i)

4 (four) members of Board of Directors (excluding independent board members) shall be appointed by the General Assembly among the candidates nominated by the Group A Shareholder.

(ii)

The Chairman of the Board of Directors shall be elected among the members of the Board of Directors elected through the exercise of the privileges granted to Group A Shares.

(iii)

In the event that the entire Group A Shares cease to be held by a single shareholder, this nomination privilege shall automatically cease to be effective, in respect of the entire Group A shares.

b.

Voting Privilege

(i)

In (1) the appointment of 5 (five) members of the Board of Directors, four of which will be members nominated in accordance with Section 7.2.a(i) above, (and other than the independent board members), and (2) election of the Chairman of the Presiding Committee of the General Assembly, each Group A Share shall have voting privileges granted as to give 6 (six) voting rights to each Group A Share, only in relation to these subject matters, in the voting to be made in the General Assembly of Shareholders.

(ii)

In the event that the entire Group A shares cease to be held by a single shareholder, this voting privilege shall automatically cease to be effective, in respect of the entire Group A shares.

7.3. Conditions of the Privileges

a.
The Privileges set out in Article 7.2 shall become valid and effective for Group A Shares only upon the fulfilment of the two conditions below together:

(i)

a merger between TVF Bilgi Teknolojileri Iletisim Hizmetleri Yatırım Sanayi ve

Ticaret A.S. and Turkcell Holding A.S. being completed and registered before Istanbul Trade Registry, and

(ii)

The Combination of Group B shares and the entire Group A shares in the Company corresponding to at least 25% of the Company’s entire issued share capital being recorded in TVF Bilgi Teknolojileri Iletisim Hizmetleri Yatırım Sanayi ve Ticaret A.S.’s account and TVF Bilgi Teknolojileri Iletisim Hizmetleri Yatırım Sanayi ve Ticaret A.S. becoming the legal owner of these shares.

b.

At any time after the privileges granted to Group (A) shares become valid and effective in accordance with the provisions of Article 7.3(a); in the event that the entire Group A Shares cease to be held by a single shareholder all privileges granted under this Articles of Association to the Group A Shares shall automatically terminate. In this circumstance, all Group A shares shall automatically be converted into Group B shares with no privileges without any need for any further decision by the Board of Directors or the General Assembly of the Company, and no shares or shareholders will have any privileges in any means.

In the event that the entire Group A Shares cease to be held by a single shareholder, nomination and appointment of all members of Board of Directors, election of the Chairman of the Presiding Committee of the General Assembly, election of the Chairman of Board of Directors and appointments of Board of Directors’ members pursuant to Article 363 of Turkish Commercial Code as per Article 9, shall be performed without any nomination or voting privileges, in accordance with the provisions of Turkish Commercial Code and the capital markets legislation.

In addition, without prejudice to disclosure requirements applicable under the capital markets legislation, the holder of Group A Shares is obliged to notify the Company if any Group A share is transferred to a third party.

7.4. Miscellaneous

-
So long as the privileges are in effect and not terminated in accordance with this Article 7; in the event of a capital increase in the Company, shares issued as a result of the exercise by the owner of the Group A Shares of its pre-emption right shall principally be issued as and shall constitute Group A Shares with the privileges stipulated in this Article 7 of this Articles of Association, provided that (i) where owner of Group A shares exercises its pre-emption right in the capital increase, the ratio of Group A shares in the total number of shares issued in the capital of the Company to be reached after the completion of the capital increase shall in no event be more than the ratio prior to the capital increase; and (ii) the total number of Group A Shares shall in no circumstance exceed 15% (fifteen percent) of the total number of shares issued in the capital of the Company.

If the total Group A shares upon the completion of such a capital increase, exceeds 15% (fifteen percent) of the total issued share capital of the Company, the part of the new shares issued in such capital increase, exceeding 15% (fifteen percent) of the Company’s issued share capital shall be deemed to have been issued as Group B Shares and shall not be granted any privileges.

-
Shares representing the issued share capital are monitored under dematerialization principles. The Company is obliged to, and shall, take all actions required under the capital markets legislation and requirements of the Central Registration Agency in order to effect changes to the group and type of the shares in accordance with the provisions of this Articles of Association, including without limitation the creation and termination of the Group A shares and the privileges attached to Group A shares and the changing of ISIN codes for these purposes.

-
The total number of members of the Board of Directors appointed by the exercise of the voting privilege and nomination privilege of the Group A shares shall in no event exceed 5 (five).

7.5. Transfer of Shares

Transfer of shares is subject to the provisions of Turkish Commercial Code, Capital Markets Law and Regulation on Authorisations in the Electronic Communication Sector, Concession Agreement with regard to Granting License of Establishing and Operating GSM Pan Europe Mobile Telephone System, Concession Agreement on Establishing Operating and Providing IMT-2000/UMTS Infrastructures and Services and Annex of Authorisation Certificate for Limited Usage Rights with regard to IMT Services - Rights and Obligations with regard to Establishing, Operating and Providing IMT Infrastructures and Services.

The Company shall comply with the restrictions of share transfers stipulated under the Regulation on Authorisations in the Electronic Communication Sector, Concession Agreement with regard to Granting License of Establishing and Operating GSM Pan Europe Mobile Telephone System, Concession Agreement of the Establishing Operating and Providing IMT-2000/UMTS Infrastructure and Services, and Annex of Authorisation Certificate for Limited Usage Rights with regard to IMT Services - Rights and Obligations with regard to Establishing, Operating and Providing IMT Infrastructures and Services, that the Company is subject to, and/or Turkish Commercial Code, Capital Markets Law and other legislation applicable to the Company. Article 137/3 of Capital Markets Law is reserved.

ARTICLE 8: CAPITAL INCREASE AND SHARE CERTIFICATES
This Article is removed from the Text.
ARTICLE 9: BOARD OF DIRECTORS

The Company is managed and represented and bound before third persons by the Board of Directors. The Board of Directors is authorised to carry out the affairs of the Company and for the management of Company assets and any and all activities relating to the Company’s scope of business, other than those falling within the authority of the General Assembly.

Subject to the following paragraph, the Board of Directors shall comprise 9 (nine) members to be appointed by the General Assembly. The appointment and/or dismissal of each Board of Directors member shall be individually discussed and resolved upon by the General Assembly in accordance with separate sub-agenda items under the relevant agenda item.

The number and qualifications of the independent members to serve on the Board of Directors shall be determined according to the Corporate Governance Principles of the Capital Markets Board and the Nomination Committee Operations Principles to be adopted by the Board of Directors in accordance therewith.

In the event that a membership of Board of Directors becomes vacant for any reason or an independent member of Board of Directors ceases to be independent, appointment may be made in accordance with Article 363 and other provisions of Turkish Commercial Code and the capital markets legislation, and the so appointed board member shall be submitted to the approval of shareholders in the following General Assembly meeting. So long as the privileges envisaged as per Article 7 of this Articles of Association are in effect, in the event that any Board of Directors membership elected through the exercise of the privileges granted to Group A Shares becomes vacant, the appointment by the Board of Directors to be made for this vacancy pursuant to Article 363 of Turkish Commercial Code shall be made from amongst the candidates proposed by all of the members of Board of Directors which are elected by the general assembly through the exercise of privileges of the Group

A Shares and continue holding their posts unanimously, or if unanimous decision may not be provided, proposed by the majority of the said Board of Directors members.
ARTICLE 10: TERM OF OFFICE
Term of office of members of the Board of Directors is maximum 3 (three) years. A member of the Board of Directors whose term of office expires may be re-elected.
ARTICLE 11: MEETINGS OF THE BOARD OF DIRECTORS

1)

Meetings of the Board of Directors:

The Board of Directors meeting convenes whenever necessitated by the business and affairs of the Company. Meetings of the Board of Directors shall be held at the headquarters of the Company or at any place to be designated by the Chairman of Board of Directors.

Members eligible to attend the Board meetings may also attend such meetings by electronic means as per Article 1527 of Turkish Commercial Code. Pursuant to the Communiqué on Electronic Meetings Held in Commercial Companies Other Than General Assembly Meetings of Joint Stock Companies, the Company may either set up the Electronic Meeting System, which enables right holders to attend and vote in such meetings, or purchase related services from the providers of systems that are specifically created for such purposes. In such meetings to be held, it shall be ensured that right holders enjoy their rights specified under the relevant legislation, within the framework of the relevant Communiqué, either over the system established according to this provision of the Articles of Association or the system where the supporting services are provided.

2)

Meeting and Decision Quorum:

Without prejudice to the provisions of the capital markets legislation, the Board of Directors convenes with the presence of minimum 5 (five) members constituting the majority of full number of its members and resolves by the affirmative votes of at least 5 (five) members present in the meeting.

ARTICLE 12: REPRESENTATION AND BINDING OF THE COMPANY

The authority to represent and bind the Company is vested with the Board of Directors. The Board of Directors may delegate this authority, wholly or partially, to one or more of its members, employees of the Company or third parties, in accordance with Articles 370 and 371 of TCC.

So long as the privileges are in effect and not terminated in accordance with Article 7 of this Articles of Association; unlimited authority to represent and bind the Company regulated under Article 370 of TCC shall be exercised by two Board of Directors members provided that at least one of them is from the members elected through the exercise of the privileges granted to Group A Shares. In the event that the entire Group A Shares cease to be held by a single shareholder, this authorisation shall automatically cease to be effective and the unlimited authority to represent and bind the Company shall be exercisable in accordance with Article 370(1) of TCC.

ARTICLE 13: DELEGATION OF AUTHORITIES

The Board of Directors is authorised, in whole or in part, to delegate the management powers to one or more Board of Directors members or third person or persons pursuant to an Internal Directive prepared by itself in accordance with Article 367 of Turkish Commercial Code, except for the duties and authorities which are defined under Article 375 of Turkish Commercial Code and which cannot be delegated.

The General Manager is the head of execution in the Company. He performs his duties in such capacity in accordance with the instructions determined by the General Assembly or the Board of Directors in the internal directive or otherwise, and within the authority granted and the scope determined by the Board of Directors or General Assembly. He reports to the Board of Directors in respect of his actions. The Chairman of the Board of Directors cannot be the General Manager.

ARTICLE 14: AUDITORS AND THEIR DUTIES
This article is removed from the text.
ARTICLE 15: FINANCIAL RIGHTS OF THE MEMBERS OF THE BOARD OF DIRECTORS

The attendance fee and/or remuneration of the members of the Board of Directors shall be decided upon by the General Assembly pursuant to the relevant provisions of Turkish Commercial Code and the capital markets legislation.

ARTICLE 16: INDEPENDENT AUDIT
Relevant provisions of Turkish Commercial Code and the capital markets legislation shall be applicable with regard to the independent auditing of the Company.
ARTICLE 17: GENERAL ASSEMBLY

The following provisions shall be applicable to the General Assembly meetings:

1)

Convention of the General Assembly: The General Assembly shall be convened either ordinarily or extraordinarily in accordance with the relevant provisions of Turkish Commercial Code and Capital Markets Law. In these meetings the agenda items, prepared by the Board of Directors, shall be discussed and resolved as per the relevant provisions of Turkish Commercial Code and the Articles of Association. To the extent applicable, the Board of Directors shall prepare agenda items and include sub-agenda items. In particular, the appointment and/or dismissal of each member of the Board of Directors shall be included as individual sub-agenda item(s) and shall be discussed and resolved upon separately by the General Assembly. The extraordinary meetings of the General Assembly shall convene and resolve as deemed necessary for the Company’s business. Rights of the shareholders under Turkish Commercial Code in respect of convening and adding an item in the agenda of the General Assembly meetings are reserved.

The General Assembly meeting procedures are regulated under the Internal General Assembly Directive. General Assembly meetings shall be conducted in accordance with Turkish Commercial Code, the capital markets legislation and the Internal General Assembly Directive.

2)

Attending the General Assembly Meeting by Electronic Means: Right holders, who have a right to attend the general assembly meetings of the Company, can attend such meetings by electronic means pursuant to Article 1527 of Turkish Commercial Code. Pursuant to the Regulation on General Assembly Meetings of Joint Stock Companies by Electronic Means, the Company shall procure that the right holders may attend, deliver opinions, make proposals, and vote by electronic means, either setting up the electronic general assembly system, or purchase related services from the providers of systems that are specifically created for such purposes. In all meetings to be held, pursuant to this provision of the Articles of Association, right holders and their representatives shall be procured to enjoy their rights as stipulated under the aforementioned regulation.

3)

Date of Meeting: Ordinary General Assembly meetings shall convene once a year and within three months following the end of Company’s fiscal year; Extraordinary General Assembly meetings shall convene whenever necessitated by the Company.

4)

Voting Rights and Appointment of Proxy: Right holders or their representatives attending the General Assembly meeting shall enjoy their voting rights pro rata to the sum of their nominal shares. Each share accords the relevant shareholder one voting right, save for the voting privileges granted in accordance with the Articles of Association.

In General Assembly meetings, shareholders may have themselves represented through a proxy who may be a shareholder or a non-shareholder. Proxies who are also shareholders of the Company are authorised to vote both for themselves and the shareholders being represented by such proxies.

Regulations of the Capital Markets Board relating to voting by proxy shall apply.

5)

Voting Method: Save for the provisions regarding general assembly meetings to be carried out within the Electronic General Assembly system pursuant to Turkish Commercial Code Article 1527, votes are cast in General Assembly meetings by open ballot through raising of hands. However, votes shall be cast by secret ballot upon the request of the shareholders representing one tenth of the shares represented in person or by proxy in a meeting. The related provisions of the capital markets legislation shall apply.

6)

Presiding Committee of the General Assembly: Subject to Article 7 of the Articles of Association, Chairman and members of the Presiding Committee of the General Assembly meetings shall be elected by the General Assembly, from among the present shareholders or non-shareholders.

7)

Meeting and Decision Quorum: Save as higher quorums are provided for in the applicable legislation, meeting quorum at the General Assembly requires the presence of shareholders representing at least 51% of the total share capital of the Company, represented by shareholders themselves or proxy holders, and save as higher quorums are provided for in the applicable legislation, decision quorum requires the affirmative votes of the majority of the voting rights present in person or by proxy at the meeting, by observing the provisions of Article 7 in relation to voting privilege.

In the event that the above quorums are not met or preserved at the first meeting, the General Assembly quorums shall be subject to provisions of Turkish Commercial Code and capital markets legislation for the second meeting.

As an exception to the above-mentioned rule, the decisions regarding the amendments to the Articles of Association of the Company excluding the increase in the ceiling of the registered share capital requires the presence of shares representing 2/3 of the share capital and affirmative votes of 2/3 of the shares represented in the meeting. The amendments to the Articles of Association violating the privileges established for Group A Shares herein shall not apply without the approval of the Special Assembly of Privileged Shareholders in accordance with the Article 454 of Turkish Commercial Code.

8)

Place of Meeting: General Assembly meetings shall convene at the Company’s headquarters or upon the decision of the Board of Directors at another suitable place of the city where the headquarters of the Company is located.

ARTICLE 18: PRESENCE OF A MINISTRY REPRESENTATIVE AT THE MEETINGS

The presence of T.R. Ministry of Commerce Representative is necessary at both ordinary and extraordinary General Assembly meetings, and s/he has to sign the meeting minutes together with the relevant persons. General Assembly meeting decisions taken in the absence of the Ministry Representative and minutes which do not bear the Ministry Representative’s signature shall not be valid.

ARTICLE 19: ANNOUNCEMENTS AND ANNUAL REPORTS

Announcements with regard to the Company shall be made in accordance with the provisions of Turkish Commercial Code, the capital markets legislation and other relevant legislation.

The General Assembly meeting announcements shall be made within the periods specified under the applicable legislation, in accordance with Turkish Commercial Code, the capital markets legislation and the Capital Markets Board’s Corporate Governance Principles. The General Assembly meeting announcements shall be made at least three weeks before the date of General Assembly meeting, excluding the dates of announcement and meeting, in accordance with the procedures envisaged under the legislation.

In addition to the requirements under all applicable legislation, the following matters shall be included in each annual report:

●
Information on attendance by members of the Board of Directors to Board of Directors meetings and committee meetings, on an individual basis, with respect to each fiscal year covered by the annual report
●
Detailed information on Board of Directors’ diversity policy, targets, measures and projected timeframes for achievement
●
Independent auditor fees, with respect to each fiscal year covered by the annual report

Financial tables and reports required by the capital markets legislation and independent audit report, shall be disclosed to the public according to rules and procedures set forth by Turkish Commercial Code and the capital markets legislation.

ARTICLE 20: FISCAL YEAR
The fiscal year of the Company begins on the first day of January and ends on the last day of December.
ARTICLE 21: DETERMINATION AND DISTRIBUTION OF THE PROFIT

The periodic net profits shown in the annual budget after the deduction of all expenses and depreciation sums, amounts that are required to be set aside and taxes, which are required to be paid by or charged to the Company, from the revenues of the Company as determined by the end of the accounting term and after the deduction of the previous years’ losses shall be set aside as reserves or distributed in the order and principles as follows:

General Statutory Reserve Fund:

a)

5% shall be set aside as the statutory reserve fund until it reaches 20% of the issued share capital.

First Dividend:

b)

First dividends shall be set aside from the remaining amount calculated by adding the amount of donation made within a year, if any, over the ratio set by General Assembly in line with the dividend distribution policy of the Company according to Turkish Commercial Code and the capital markets legislation.

c)

After the above amounts are set aside, the General Assembly may distribute dividends to the Board of Directors members, employees of the Company, foundations and real and legal persons other than the shareholders.

Second Dividend:

d)

The General Assembly is entitled to distribute as second dividends, wholly or partially, the remainder amounts after the deduction of the amounts stated in (a), (b) and (c) or to set aside this amount as a discretionary reserve fund according to Article 521 of Turkish Commercial Code.

e)

10% of the amount found after deducting dividend in the amount of 5% of the capital from the amount to be distributed to shareholders and other persons who participate in the profit, shall be added to general statutory reserve fund according to 2nd paragraph of Article 519 of Turkish Commercial Code.

Unless statutory legal reserves and dividend portion which is determined to be distributed to the shareholders by the Articles of Association or dividend distribution policy of the company are set aside, it may not be decided to set aside any other reserves, to carry profits to the next year, to distribute dividend to the members of the Board of Directors, employees of the Company, foundations and real or legal persons other than the shareholders; and any dividend may not be distributed to these persons unless the dividends determined to be distributed to the shareholders are paid in cash.

Dividends shall be distributed equally to all current shares as of the date of distribution regardless of the dates of their issuance or acquisition.

The procedures and dates of dividend distribution shall be decided by the General Assembly upon the Board of Directors’ proposal.

Resolution of General Assembly regarding distribution of dividend which was taken pursuant to this Article of Association may not be revoked.

The Company is entitled to distribute advance dividend in cash over the profit set out in the interim financial statements of the Company, in accordance with the conditions established by the capital markets legislation and other related legislation. In accordance with the relevant legislation, upon authorization of the board of directors by a general assembly decision, the Board of Directors may decide to or not to distribute advance dividend, and on the amount and timing of the advance dividend distribution.

ARTICLE 22: RESERVE FUNDS

Reserve funds to be set aside by the Company shall be determined in accordance with the relevant provisions of Turkish Commercial Code and the capital markets legislation. Article 21 of the Articles of Association is reserved.

ARTICLE 23: WINDING UP AND LIQUIDATION
The Company shall wind up upon the occurrence of one of the liquidation causes provided in the Turkish Commercial Code. The liquidation of the Company shall be triggered by the winding up of the Company. The provisions of the Turkish Commercial Code regarding issues such as the terms of assignment of the liquidators, their duties, responsibilities and how the liquidation will proceed shall apply. The General Assembly may give the liquidator(s) authority to sell all the Company business and assets including the immovable properties, separately or in bulk.

ARTICLE 24: LEGAL PROVISIONS
The provisions of the Turkish Commercial Code, the Capital Market Law and related legislations shall be applicable to matters not covered by the Articles of Association.
ARTICLE 25: BONDS AND OTHER SECURITIES

The Company may issue all kinds of debt instrument and other debt instruments in the nature of capital market instrument that it is possible to delegate authority to the Board of Directors to be sold to real or legal entities at home and abroad by the Board of Directors resolution and in accordance with Turkish Commercial Code, Capital Markets Law and the provisions of the other relevant regulations.

Besides, the Company may issue bond that is possible to convert with the stock certificate by the Board of Directors resolution pursuant to the regulations of Capital Markets Board.

ARTICLE 26: COMPLIANCE WITH CORPORATE GOVERNANCE PRINCIPLES

Compliance with the Capital Markets Board’s mandatory Corporate Governance Principles shall be ensured. Transactions and Board of Directors’ resolution taken in violation of the mandatory Corporate Governance Principles shall be deemed to be in violation of this Articles of Association.

With regard to the transactions deemed as material within the context of implementation of Corporate Governance Principles, and related party transactions of the Company as well as for the transactions with respect to giving security interest, pledge and mortgage in favor of third parties, corporate governance regulations of Capital Markets Board shall be complied with.

The Board of Directors of the Company shall establish Audit Committee, Early Risk Detection Committee, Corporate Governance Committee, Nomination Committee, Renumeration Committee and any other committee which may be required under the capital markets legislation from time to time without combining any of aforementioned committees or assigning the duties of any committee to another. The Board of Directors shall adopt different charters concerning the rules of procedures of each committee which shall be approved with the unanimity of the votes of the Board of Directors to be effective. Adopted charters and any amendment on the same shall be publicly disclosed.

The number and qualifications of independent board members who will be appointed to the Board of Directors shall be determined in accordance with the Corporate Governance Principles of the Capital Markets Board. The list of independent board members to be nominated for the election shall be prepared by the Board of Directors exclusively from amongst the candidates affirmatively assessed in the Nomination Committee report to have met the independence criteria and be submitted to the to approval of the Capital Markets Board.